Exhibit 5.1

Ortoli | Rosenstadt LLP	366 Madison Avenue 3rd Floor New York, NY 10017 tel: (212) 588-0022 fax: (212) 826-9307

April 29, 2022

Helbiz, Inc.

32 Old Slip

New York, NY, 10005

Ladies and Gentlemen:

We have acted as counsel to Helbiz, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (as may be amended, the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), initially filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on April 29, 2022 relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of

(i)        up to 14,193,633 shares (the “Resale Shares”) of Class A common stock of which

(a) 1,467,500 were issued pursuant to a subscription agreement that we entered into on November 18, 2019 with certain of the Selling Shareholders (the “Subscription Agreement”),

(b) 10,271,750 were issued to certain of the Selling Shareholders pursuant to that certain Merger Agreement and Plan of Reorganization dated February 8, 2021 among us, Helbiz Holdings, Inc. and the other parties thereto, (the “Merger Agreement”),

(c) 354,383 were issued pursuant to service agreements that we entered into after August 13, 2021 with certain of the Selling Shareholders (the “Service Agreements”) and

(d) 2,100,000 are issuable upon the exercise of warrants (the “Warrants”) issued to certain of the Selling Shareholders pursuant to the Subscription Agreement (the “Warrant Shares”) and

(ii)        2,100,000 Warrants.

For the purposes of giving the opinion contained herein, we have examined the Registration Statement. We have also examined the originals, duplicates, or certified or conformed copies, of such corporate records, agreements (including the Subscription Agreement, Merger Agreement, the Warrants and the Service Agreements pursuant to which the Company has agreed to issue the Resale Shares and the Warrants), documents and other instruments, including the certificate of incorporation and bylaws of the Company, and have made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below. As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of officers and representatives of the Company and the selling shareholders and certificates or comparable documents of public officials and of officers and representatives of the Company and the selling shareholders.

In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

(i) the Resale Shares (other than the Warrant Shares) are validly issued, duly authorized, fully paid and nonassessable,

(ii) the Warrants have been duly authorized and constitute a valid and binding agreement of the Company enforceable against the Company in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium, liquidation, fraudulent conveyance, or other similar law affecting creditors’ rights, and subject to general principles of equity and to limitations on availability of equitable relief, including specific performance and

(iii) the Warrant Shares have been duly authorized and, if issued on the date hereof upon exercise of the Warrants pursuant to the terms of the Warrants and the resolutions adopted by the Board of Directors of the Company, would be validly issued, fully paid and nonassessable.

We are members of the bar of the State of New York, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

This opinion letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Ortoli Rosenstadt LLP